Exhibit 3.12

LIMITED LIABILITY COMPANY AGREEMENT

OF

DAKOTA IMAGING LLC

This Limited Liability Company Agreement (the “Agreement”) of DAKOTA IMAGING LLC (the “Company”) is made and effective as of October 26, 2006 (the “Effective Date”).

1. Formation of the Company. Envoy Corporation, a Delaware corporation (the “Member”) has formed the Company as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. 18-101 et seq., as it may be amended from time to time, and any successor to such statute (the “Act”) which from and after the Effective Date shall be governed by, and operated pursuant to, the terms and provisions of this Agreement. All membership interests in the Company are owned by the Member.

2. Name. The name of the Company is “Dakota Imaging LLC”.

3. Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under applicable law, including without limitation, the Act.

4. Registered Agent and Registered Office. The registered agent and the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Company may change its registered agent or registered office as permitted by the Act.

5. Term of Company. Subject to the provisions of the Act, the term of the Company is perpetual.

6. Management of Company. All decisions relating to the business, affairs and properties of the Company shall be made by the Member in its capacity as the sole member of the Company. The Member may appoint a President, one or more Vice Presidents and such other officers of the Company as the Member deems necessary or advisable to manage the day-to-day business affairs of the Company (the “Officers”). The Officers will serve at the pleasure of the Member. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation will cause the Member to cease to be a member of the Company. Such Officers will have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the State of Delaware.

7. Distributions. All net cash flow and other property of the Company which the Member determines is no longer necessary for the Company’s business will be distributed, subject to the Act and to any applicable restriction contained in any financing or other agreement binding upon Company, at such times and in such amounts as the Member determines in its sole discretion. Any such distributions will be made 100% to the Member.

8. Tax Treatment. The Company will be treated as an entity that is disregarded as an entity separate from its owner for U.S. federal and state income tax purposes. Accordingly, the

Member will, for tax purposes, report all items of income, gain, loss and deduction of the Company as if the Member was the sole owner of all the assets of the Company.

9. Dissolution and Winding Up. The Company will dissolve and its business and affairs will be wound up pursuant to a written instrument executed by the Member.

10. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

11. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice or conflict of laws rules.

12. Successors and Assigns. All provisions of this Agreement are binding upon, inure to the benefit of and are enforceable by or against the Member and its successors and assigns.

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IN WITNESS WHEREOF, the Member has duly executed this Agreement as of the Effective Date.

ENVOY CORPORATION, a Delaware corporation

By:	/s/ Charles A. Mele
Charles A. Mele Executive Vice President

DAKOTA IMAGING LLC

(a Delaware limited liability company)

Dated as of December 18, 2006

Written Consent of the Sole Member

The undersigned, being the sole member (the “Member”) of Dakota Imaging LLC, a Delaware limited liability company (the “Company”), DOES HEREBY CONSENT to the taking of the following actions and DOES HEREBY ADOPT the following resolutions by written action pursuant to Section 18-302(d) of the Delaware Limited Liability Company Act:

Amendment of Limited Liability Company Agreement

WHEREAS, the Member entered into that certain limited liability company agreement of the Company, dated as of October 26, 2006 (the “LLC Agreement”); and

WHEREAS, the Member desires to amend the LLC Agreement.

NOW, THEREFORE, IT IS HEREBY:

RESOLVED, the Member hereby authorizes the amendment of the LLC Agreement; and

RESOLVED, the LLC Agreement shall be amended by adding, as a new Section 13 entitled “Limitation on Liability; Indemnification”, the following provision:

“The Company shall indemnify and hold harmless its member and officers to the extent permitted under Section 18-108 of the Delaware Limited Liability Act.”

General Authority

RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to make all such arrangements, to take all such further action, to cause to be prepared and filed all such documents, to make all expenditures and incur all expenses and to execute and deliver, in the name of and on behalf of the Company, all agreements, instruments, certificates and documents, including without limitation, officers’ certificates, as they may deem necessary, appropriate or advisable in order to fully effectuate the purpose of each and all of the foregoing resolutions and the transactions contemplated thereby, and the execution by such officer of any such agreement, instrument, document or certificate or the payment of any such expenditures or expenses or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the agreement, instrument, document or certificate so executed, the expenses or expenditures so paid and the action so taken;

RESOLVED, that any and all actions heretofore taken by any officer of the Company in connection with the matters contemplated by the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects as fully as if such actions had been presented to the Member for its approval prior to such actions being taken; and

RESOLVED, that for purposes of the foregoing resolutions, the term “proper officers” shall mean and include the Chief Executive Officer, Chief Financial Officer, and Vice President, the Secretary, any Assistant Secretary, the Treasurer, and any Assistant Treasurer of the Company, or any of them.

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IN WITNESS WHEREOF, the undersigned sole member of the Company has duly executed this Written Consent as of the date first written above.

ENVOY LLC

By:	/s/ Bob Newport
	Name:	Bob Newport
	Title:	Senior Vice President and CFO